MGP Ingredients Announces Board Leadership Changes

ATCHISON, Kan., May 27, 2025 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, announced that Martin Roper has been elected Chairman of the Board effective May 22, 2025.

Martin Roper joined the MGP Board of Directors in April 2025 and brings more than 25 years of beverage industry experience, including nearly two decades as CEO of The Boston Beer Company and his current position as CEO of The Vita Coco Company.

“It’s an honor to take on the role of Chairman at a dynamic time for MGP,” said Martin Roper. “The company has built a strong foundation and is making meaningful progress across its focused initiatives. I look forward to working with my fellow directors and management to build on that progress, sharpening our strategic priorities, strengthening our execution capabilities, and delivering sustained value to shareholders.”

“Martin’s appointment comes at a critical juncture for the company as we continue our evolution into a premier, branded spirits organization,” said Brandon Gall, Interim President and CEO, and CFO. “His deep industry expertise, fresh perspective, and strong track record of value creation in the public markets will be highly valuable as MGP enters its next phase of growth.”

Concurrent with the change of Chairman of the Board, the board appointed Jennifer Lowry as the Chair of the Audit Committee, Todd Siwak as the Chair of the Nominating and Governance Committee, and Tom Gerke as the Chair of the Human Resources and Compensation Committee of the Board.

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About MGP
MGP Ingredients, Inc. (Nasdaq: MGPI) has been formulating excellence since 1941 by bringing product ideas to life across the alcoholic beverage and specialty ingredient industries through three segments: Branded Spirits, Distilling Solutions, and Ingredient Solutions. MGP is one of the leading spirits distillers with an award-winning portfolio of premium brands including Penelope, Rebel, Remus, and Yellowstone bourbons and El Mayor tequila, under the Luxco umbrella. With distilleries in Indiana and Kentucky, a tequila distillery joint venture in Arandas, Mexico, and bottling operations in Missouri, Ohio, and Northern Ireland, the company creates distilled spirits for customers including many world-renowned spirits brands. In addition, the company’s high-quality specialty fiber, protein, and starch ingredients provide functional, nutritional, and sensory solutions for a wide range of food products. To learn more, please visit MGPIngredients.com.

For More Information

Investors:
Amit Sharma
amit.sharma@mgpingredients.com

Media:
Patrick Barry
patrick@byrnepr.net
314-540-3865